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                     AMERICAN  FOUNDATION LIFE INSURANCE COMPANY
                                 2801 HWY. 280 SOUTH
                              BIRMINGHAM, ALABAMA 35223

                        QUALIFIED RETIREMENT PLAN ENDORSEMENT

The Contract to which this Qualified Plan Endorsement is attached is amended as of its Effective Date as follows:

The Contract was issued to a custodian or trustee of a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the "Code") maintained on behalf of Annuitants for whom the annuity under the Contract is purchased. Such custodian or trustee is the Owner and Beneficiary. Except as otherwise provided under the Code and applicable regulations, the Annuitant cannot be changed. The Owner shall not distribute the Contract to the Annuitant until a distributable event under the plan for which the Contract is purchased occurs. If a Contract is distributed by the Owner to the Annuitant, (1) the Annuitant becomes the Owner, (2) the provisions below apply to such Owner, and (3) a Beneficiary may be designated by such Owner (or, in the absence of such a designation, the Owner's estate shall be the Beneficiary), subject to the provisions below.

1. After such distribution, the Contract is nontransferable and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to American Foundation Life Insurance Company, nor may the Annuitant be changed. Annuity payments under the Contract cannot be surrendered, commuted, assigned, encumbered or anticipated in any way, except to the extent required by a qualified domestic relations order as defined in Code Section 414(p).

2. No amount may be paid from the Contract in a lump sum unless such payment is allowed under both the retirement plan for which the annuity under the Contract is purchased and the Code and related regulations. An Annuitant who is married must have the consent of his or her spouse in order to: (a) withdraw all or part of the Contract Value, and (b) choose an Annuity Option other than a Qualified Joint and Survivor Annuity (within the meaning of Code Section 417). If no Annuity Option is chosen, a Qualified Joint and Survivor Annuity will be automatic for a married Annuitant. The form of the spouse's consent must satisfy Code Section 417 (and applicable regulations).

3. The Annuitant's entire interest in this Contract shall be distributed as required under Code Section 401(a)(9) and applicable regulations. Unless otherwise provided under applicable law, the Annuitant's entire interest shall be distributed, or commence to be distributed, no later than the "Required Beginning Date," over:

    (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary (within the meaning of Code Section 401(a)(9)), or

    (b) a period not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

    If the Annuitant's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the Required Beginning Date occurs) shall be made in accordance with the requirements of Code Section 401(a)(9), and the regulations thereunder, including the incidental death benefit requirements of Code Section 401(a)(9)(G), including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

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4.  An unmarried Annuitant will be deemed to have elected a life annuity unless he or she makes a different election in the manner required under Code
    Section 417.

5. Except as otherwise provided by law, the term "Required Beginning Date" as used in this Endorsement means April 1 of the calendar year following the later of the calendar year in which (1) the Annuitant attains age 70-1/2, or (2) the Annuitant retires. However, the Required Beginning Date means April 1 of the calendar year following the calendar year in which the Annuitant attains age 70-1/2 for an Annuitant who (1) is a 5-percent owner (as defined in Code Section 416) of the organization sponsoring the plan which purchased this Contract with respect to the plan year ending in the calendar year in which the Annuitant attains age 70-1/2; and (2) is not in a governmental plan or church plan (as defined in Code Section 401(a)
    (9)(C)).

6. Payments must be made in periodic intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

    If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the shorter of
    (1) the Annuitant's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Annuitant and the Joint Annuitant, and (2) the applicable maximum period under
    Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

7.  Notwithstanding any other provisions of the Contract or this Endorsement,

    (a) Unless otherwise permitted under applicable law, if the Annuitant dies before the Required Beginning Date and an irrevocable annuity distribution has not begun, the entire interest will be distributed in accordance with one of the following three provisions:

         (1) The entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Annuitant's death.

         (2) If the interest is payable to an individual who is the Annuitant's designated beneficiary, except as provided in paragraph (3) below, the entire interest will be distributed beginning within one year of the Annuitant's death and will be made (in accordance with the regulations under Code section 401(a)(9)) over the life of the designated beneficiary, or over a period not extending beyond the life expectancy of the designated beneficiary. An irrevocable election of this method of distribution must be made by the designated beneficiary within one year of the Annuitant's death.

         (3) If the designated beneficiary in paragraph (2) above is the Annuitant's surviving spouse, the spouse may irrevocably elect to receive equal or substantially equal payments over the life of the surviving spouse, or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of: (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died; and (ii) December 31 of the calendar year in which the Annuitant would have attained age 70-1/2. Such election by the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Annuitant's death or the date distributions are required to begin pursuant to the preceding sentence.


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              If the surviving spouse dies before distributions begin, the limitations of this Section 7(a) (without regard to this paragraph (3)) shall be applied as if the surviving spouse were the Annuitant.

    (b) Unless otherwise permitted under applicable law, if the Annuitant dies on or after the Required Beginning Date (or if distributions have begun before the Required Beginning Date as irrevocable annuity payments), the remaining portion of such interest, if any, will continue to be distributed at least as rapidly as under the method of distribution being used at the time of the Annuitant's death.

    (c) Distributions under this Section 7 are considered to have begun if the distributions are made on account of the Owner reaching his or her Required Beginning Date or, if prior to the Required Beginning Date, distributions irrevocably commence to an Owner over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Proposed Income Tax Regulations.

8. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Life expectancies shall be recalculated unless such recalculation is not permitted, or the Annuitant (or for purposes of distributions beginning after the Annuitant's death, the Annuitant's surviving spouse) elects at the time distributions are to begin that life expectancies are not to be recalculated annually. Such an election shall be irrevocable as to the Annuitant (or the Annuitant's surviving spouse), and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated, and shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

9. Upon the death prior to the Annuity Commencement Date of the Annuitant, leaving a spouse surviving, the death benefit will be paid as a Qualified Preretirement Survivor Annuity (within the meaning of Code Section 417) unless the spouse has consented to the designation of someone else as beneficiary or elects a different Annuity Option and such designation is permitted under applicable law. In either case, the form of the consent or election must satisfy Code Section 417.

10. Elections and consents made pursuant to this Endorsement may be made and revoked only in the form, time and manner prescribed in Code Section 417 (and applicable regulations).

11. We will not pay the Account Value in one lump sum in lieu of annuity benefits if the Contract Value is greater than $3,500, as determined on the first day of the month preceding the Annuity Commencement Date, in accordance with the requirements of Code Section 411(a)(11) and 417 (and applicable regulations).

12. Notwithstanding any provision of the Contract to the contrary that would otherwise limit a distributee's election under this paragraph, a distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

    A distributee includes an Annuitant. In addition, the Annuitant's surviving spouse and the Annuitant's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.


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    An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except than an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint and last survivor expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

    An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code
    Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

    A direct rollover is a payment by the Company to the eligible retirement plan specified by the distributee.

13. All references in the Contract to Code Section 72(s) are deleted.

14. Annuity payments will be based on unisex rates.

15. The terms of the Contract and Endorsement are subject to the provisions of any plan under which the Contract and Endorsement are issued.

16. All annuity options under the Contract must meet the requirements of Code
    Section 401(a)(9) and applicable regulations, including the requirement that payments to persons other than the Annuitant are incidental. The provisions of this Endorsement reflecting the requirements of Code Section 401(a)(9) override any annuity option which is inconsistent with such requirements.

17. The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and any regulations relating to the Contract under Code Section 401(a). We will notify you immediately of any such changes.

Signed for the Company as of the Effective Date.

AMERICAN FOUNDATION LIFE INSURANCE COMPANY



         /s/ Deborah J. Long

             Deborah J. Long
               Secretary

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